Registration Statement No. 333-158199-10
Dated April 21, 2011
Securities Act of 1933, Rule 424(b)(2)

PRODUCT SUPPLEMENT NO. RI-I TO PROSPECTUS SUPPLEMENT
DATED MARCH 25, 2009 TO PROSPECTUS DATED MARCH 25, 2009

Credit Suisse AG

Securities Linked to the Performance of One or More Rate Indices

The securities offered by this product supplement, which we refer to as the “securities,” will be linked to the performance of one or more rate indices, each of which we refer to as a “reference index.”  The one or more reference indices to which the securities will be linked will be specified in the applicable pricing supplement.

This product supplement describes terms that will apply generally to the securities and supplements the terms described in the accompanying prospectus supplement and prospectus. A separate pricing supplement will describe terms that apply specifically to the securities including any changes to the terms specified in this product supplement. If the terms described in the applicable pricing supplement are inconsistent with those described herein or in the accompanying prospectus supplement or prospectus, the terms described in the applicable pricing supplement will control.

The maturity date of the securities will be the date specified in the applicable pricing supplement, subject to adjustment if the scheduled maturity date is not a business day or if the final determination date is postponed, unless otherwise specified in the applicable pricing supplement.

Unless otherwise specified in the applicable pricing supplement, the redemption amount you will be entitled to receive on the securities will equal the principal amount of securities you hold plus any accrued and unpaid interest. The securities may be subject to early redemption as described below.

Unless otherwise specified in the applicable pricing supplement, the securities will accrue interest at a rate per annum from and including the issue date of the securities to but excluding the earlier of the maturity date and the early redemption date, as the case may be. The applicable pricing supplement will set forth the manner in which interest will be calculated and the interest payment dates applicable to the securities.

For each offering of securities, the applicable pricing supplement will specify the manner in which interest will be calculated on the securities being offered as well as certain terms specific to such securities, including:

•	whether the securities are fixed rate securities, floating rate securities or floating rate/fixed rate securities;

•	whether interest is payable annually, semi-annually, quarterly, monthly or otherwise;

•	whether the securities are subject to a maximum rate and/or minimum rate;

•	the spread and/or multiplier, if applicable; and

•	whether the accrual of interest requires that the level of the reference index or indices remain within a specific range.

We may specify in the applicable pricing supplement that the securities are subject to an early automatic call and/or early redemption at our option. We refer to such early automatic call or redemption at our option as “early redemption.” Unless otherwise specified in the applicable pricing supplement, we will provide three business days notice of any early redemption. Unless otherwise specified in the applicable pricing supplement, you will be entitled to receive only the principal amount of your securities and any accrued but unpaid interest to but excluding the early redemption date. The applicable pricing supplement will set forth the terms specific to any early redemption applicable to the securities.

Please refer to “Risk Factors” beginning on page PS-3 of this product supplement for risks related to an investment in the securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this product supplement or the prospectus supplement or prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.
Credit Suisse

The date of this product supplement is April 21, 2011.

TABLE OF CONTENTS

Page

Product Supplement
Summary	PS-1
Risk Factors	PS-3
Credit Suisse AG	PS-10
Supplemental Use of Proceeds and Hedging	PS-10
Description of the Securities	PS-11
The Reference Indices	PS-17
Certain United States Federal Income Tax Considerations	PS-18
Benefit Plan Investor Considerations	PS-25
Underwriting (Conflicts of Interest)	PS-26
Notice to Investors	PS-28

You should rely only on the information contained in this document or in any document to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

The securities described in the applicable pricing supplement and this product supplement are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which you should discuss with your professional advisors. You should be aware that the regulations of the Financial Industry Regulatory Authority (“FINRA”) and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the securities.

We are offering the securities for sale in those jurisdictions in the United States where it is lawful to make such offers. The distribution of the relevant pricing supplement, the underlying supplement, if applicable, this product supplement or the accompanying prospectus supplement or prospectus and the offering of the securities in some jurisdictions may be restricted by law. If you possess the relevant pricing supplement, the underlying supplement, if applicable, this product supplement and the accompanying prospectus supplement and prospectus, you should find out about and observe these restrictions. The relevant pricing supplement, the underlying supplement, if applicable, this product supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom such offer or sale is not permitted. We refer you to the “Underwriting (Conflicts of Interest)” section of this product supplement.

In the relevant pricing supplement, the underlying supplement, if applicable, this product supplement and accompanying prospectus supplement and prospectus, unless otherwise specified or the context otherwise requires, references to “we,” “us” and “our” are to Credit Suisse AG (“Credit Suisse”) and its consolidated subsidiaries, and references to “dollars” and “$” are to U.S. dollars.

i

SUMMARY

The following is a summary of the terms of the securities and factors that you should consider before deciding to invest in the securities. You should read the applicable pricing supplement, underlying supplement, if applicable, this product supplement and the accompanying prospectus supplement and prospectus carefully to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities. You should, in particular, review the “Risk Factors” section of this product supplement, which sets forth a number of risks related to the securities. All of the information set forth below is qualified in its entirety by the detailed explanations set forth elsewhere in this product supplement and the accompanying prospectus supplement and prospectus. The pricing supplement for each offering of securities will contain the specific information and terms of that offering. If any information in the applicable pricing supplement is inconsistent with this product supplement or the accompanying prospectus supplement or prospectus, you should rely on the information in the applicable pricing supplement. The applicable pricing supplement may also add, update or change information contained in this product supplement or the accompanying prospectus supplement or prospectus. It is important for you to consider the information contained in the relevant underlying supplement, if applicable,  this product supplement and the accompanying prospectus supplement and prospectus as well as the applicable pricing supplement in making your investment decision.

What are the securities and how is interest on the securities calculated?

The securities are medium-term notes issued by us, the return on which is linked in whole or part to the performance of one or more reference indices.  Subject to early redemption, if applicable, you will be entitled to receive a redemption amount at maturity that will equal the principal amount of the securities you hold plus any accrued and unpaid interest.  Any payment due on the securities will be subject to our ability to pay our obligations as they become due.

For each offering of securities, the one or more reference indices relevant to the securities, the interest payment dates and the manner in which interest will be calculated, as well as any other terms specific to the securities, will be specified in the applicable pricing supplement.  See “Description of the Securities.”

Are there risks involved in investing in the securities?

An investment in the securities involves risks. Please see the “Risk Factors” section beginning on page PS-3.

Will I receive the principal amount of my securities at maturity?

Unless otherwise specified in the applicable pricing supplement, you will be entitled to receive the principal amount of the securities that you hold at maturity. However, any payment on the securities is subject to our ability to pay our obligations as they become due.

Will I receive interest on the securities?

Subject to early redemption, we will pay interest in the manner specified in the applicable pricing supplement. Unless otherwise specified in the applicable pricing supplement, interest will be payable from and including the issue date to but excluding the earlier of the maturity date and the early redemption date, as the case may be.

Will there be an active trading market in the securities?

Unless otherwise specified in the applicable pricing supplement, the securities will not be listed on any securities exchange. Accordingly, there is no assurance that a liquid trading market will develop for the securities. Credit Suisse Securities (USA) LLC (“CSSU”) currently intends to make a market in the securities, although it is not required to do so and may stop making a market at any time.

If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

Will the securities be distributed by affiliates of the Issuer?

CSSU is one of our wholly-owned subsidiaries. Any offering in which CSSU participates will be conducted in compliance with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, CSSU may not make sales in offerings of the securities to any of its discretionary accounts without the prior written approval of the customer. Please see the section entitled “Underwriting (Conflicts of Interest)” herein.

What are the United States federal income tax consequences of investing in the securities?

Please refer to “Certain United States Federal Income Tax Considerations” herein for a discussion of certain United States federal income tax considerations for making an investment in the securities.

What will I receive if you redeem the securities before maturity?

We may specify in the applicable pricing supplement that the securities are subject to early redemption. Unless otherwise specified in the applicable pricing supplement, we will provide three business days’ notice of an early redemption and you will be entitled to receive only the principal amount of your securities and any accrued but unpaid interest to but excluding the early redemption date. In such event, you will lose the opportunity to continue to accrue and be paid interest from the early redemption date to the scheduled maturity date. The applicable pricing supplement will set forth the terms specific to any early redemption applicable to the securities.

RISK FACTORS

A purchase of the securities involves risks. This section describes significant risks relating to the securities. You should read the following information about these risks, together with the other information contained or incorporated by reference in the relevant underlying supplement, if applicable, this product supplement and the accompanying prospectus supplement and prospectus before investing in the securities.

The securities may not pay more than the principal amount, plus accrued and unpaid interest, at maturity or upon early redemption

Unless otherwise specified in the applicable pricing supplement, you will be entitled to receive only the principal amount of your securities, plus accrued and unpaid interest, at maturity or upon early redemption. The return of the principal amount of your securities at maturity may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time. Any payment on the securities is subject to our ability to pay our obligations as they become due.

The securities are subject to the credit risk of Credit Suisse

Although the return on the securities will be based on the performance of one or more reference indices, the payment of any amount due on the securities, including any applicable interest payments, early redemption payment or payment at maturity, is subject to the credit risk of Credit Suisse. Investors are dependent on Credit Suisse's ability to pay all amounts due on the securities and, therefore, investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market's view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of your securities prior to maturity.

The securities are intended to be held to maturity

If the redemption amount at maturity is equal to the principal amount of the securities held, plus accrued and unpaid interest, you will be entitled to receive such amount if you hold your securities until maturity, regardless of the performance of the reference index or indices and subject to the credit risk of Credit Suisse. However, if you choose to and are able to sell your securities in the secondary market prior to maturity (the securities will not be listed on any securities exchange and there may be little or no secondary market for the securities), you will receive only the price for which you are able to sell your securities, which may be less than their principal amount. You should be willing and able to hold your securities to maturity.

The return on the securities may vary and may be less than that of other debt securities of comparable maturity or less than interest rates available in the market

The rate of interest paid on the securities for each interest period may vary based on the level of one or more reference indices as specified in the applicable pricing supplement, taking into account any applicable spread or multiplier.  As a result, the return on the securities (the effective yield to maturity) may be less than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other debt securities of ours.  Your investment in the securities may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money.

The interest rate on the securities may be less than any spread or multiplier that may be applicable to the securities and, in some cases, could be zero

Unless otherwise specified in the applicable pricing supplement, for securities with a spread, investors in the securities will receive an interest payment for any applicable interest period equal to the periodic change in the level of the applicable reference index or indices, whether positive or negative, plus a spread, as set forth in the applicable pricing supplement. If the level of the applicable reference index or indices neither increases nor decreases during a relevant measurement period, holders of the securities will be entitled to receive interest payments for that interest period equal to the spread. In the event of a decrease in the level of the applicable reference index or indices, such as in periods of deflation, an investor in the securities will be entitled to receive an interest payment for the applicable interest period that is less than the spread and may equal zero. In such circumstances, it is possible that you will not receive an interest payment with respect to one or more interest periods.

Unless otherwise specified in the applicable pricing supplement, for securities with a multiplier, investors in the securities will be entitled to receive an interest payment for the applicable interest period equal to the periodic change in the level of the applicable reference index or indices, if any, times the multiplier, as set forth in the applicable pricing supplement. Therefore, in the event of a decrease in the level of the applicable reference index or indices (or no change in the level of the applicable reference index or indices), such as in periods of deflation, the applicable interest rate would be zero and an investor in the securities will not receive an interest payment with respect to that interest period.

We have no control over various matters, including economic, financial, and political events which may affect the level of the applicable reference index or indices. You should have a view as to the applicable reference index or indices and its levels, and before investing, you must be willing to forgo guaranteed market rates of interest for all or most of the term of the securities.

The interest rate for range accrual securities may be limited by the number of days that the level of the applicable reference index or indices remains within a specified range and, in some cases, could be zero

Unless otherwise specified in the applicable pricing supplement, if the applicable pricing supplement states that the securities are subject to a range, for every day during the applicable interest period on which the applicable range of the reference index or indices is not satisfied, the amount of interest accrued for that interest period will be reduced. We cannot predict the factors that may cause the applicable range to be satisfied, or not, on any calendar day. The amount of interest you accrue on the securities in any interest period may decrease even if the relevant reference index or indices increase. If the applicable range is not satisfied for an entire interest period, the interest rate for such period will be zero. In that event, you will not be compensated for any loss in value of your principal due to inflation and other factors relating to the value of money over time during such period.

The interest rate on the securities may be limited by a maximum rate

If the applicable pricing supplement specifies a maximum rate, the interest rate for any interest period will be limited by such maximum rate. The maximum rate will limit the amount of interest you may receive for each interest period, even if the floating rate, as adjusted by any multiplier and/or spread, in any such interest period, would have otherwise resulted in an interest rate greater than the maximum rate. As a result, if the interest rate for any interest period without taking into consideration the maximum rate would have been greater than the maximum rate, the securities will provide you less interest income than an investment in a similar instrument that is not subject to a maximum interest rate.

Securities with a multiplier present different investment considerations than simple fixed rate securities

If the applicable pricing supplement specifies that the securities are floating rate securities, fixed rate securities or fixed/floating rate securities with a multiplier, the rate of interest paid by us on the securities for each interest period will be linked to a rate and/or multiplied by a multiplier, as applicable.  The return on such securities may be less than returns otherwise payable on simple fixed rate debt securities issued by us with similar maturities. You may receive less interest on the securities than you would on other investment alternatives with similar maturities and credit.

Except for those interest periods, if any, for which the applicable interest rate is a fixed rate, your interest rate will be based on the level of one or more reference indices. Each reference index and the way the reference index is calculated may change in the future

There can be no assurance that the manner in which the reference index or indices are calculated will not change the term of the securities. Changes in the way any reference index is calculated could reduce the level of such reference index and lower the amount of interest paid with respect to the securities. Accordingly, the amount of interest payable on the securities, and therefore the value of the securities, may be significantly reduced. If a reference index is discontinued or substantially altered, a successor reference index may be employed to calculate the interest payable on the securities, as described herein, and that substitution may adversely affect the value of the securities.

Reference indices that are based on floating rates may be volatile

Reference indices that are based on floating rates will be subject to volatility due to a variety of factors affecting interest rates generally and U.S. Treasury securities specifically, including:

•	sentiment regarding underlying strength in the U.S., European and global economies;

•	expectations regarding the level of price inflation;

•	sentiment regarding credit quality in U.S., European and global credit markets;

•	central bank policy regarding interest rates; and

•	the performance of capital markets.

If your securities are linked to one or more reference indices that are based on a floating rate, adverse movements in any such reference index or floating rate could result in a reduction of the interest payable on your securities, if any, and consequently a reduction in the value of your securities.

The level of one or more reference indices used to determine interest payments on the securities may be different than the level of such reference indices at various times during the term of the securities

If the level of one or more reference indices used to calculate the interest payments on the securities is determined on specified dates during the term of the securities (each, a “determination date”), the level of such reference index or indices at various times during the term of the securities could be higher or lower than the level of such reference index or indices on any determination date. This difference could be particularly large if there is significant volatility in the level of the reference index or indices during the term of the securities. For example, if prior to a determination date the level of an applicable reference index steadily increases from its initial level but then steadily decreases so that on such determination date it has returned to its initial level, the level of such reference index used to calculate the applicable interest payment will be significantly less than the level of such reference index at its peak.

The amount of interest we may pay on the securities may be limited by state law

New York law governs the securities. New York usury laws limit the amount of interest that can be charged and paid on loans, including debt securities like the securities.  Under current New York law, the maximum rate of interest, subject to some exceptions, for any loan in an amount less than $250,000 is 16% and for any loan in the amount of $250,000 or more but less than $2,500,000 is 25% per annum on a simple interest basis.  While we believe that a state or federal court sitting outside of New York may give effect to New York law, many other states also have laws that regulate the amount of interest that may be charged to and paid by a borrower. We do not intend to claim the benefits of any laws concerning usurious rates of interest.

The historical performance of a reference index is not an indication of the future performance of such reference index

The future levels of any reference index cannot be predicted based on historical levels.  We cannot guarantee that the level of any reference index will be such that you will receive a positive return on your overall investment in the securities. In the past, each reference index has experienced periods of volatility and such volatility, may occur in the future. Fluctuations and trends in a reference index that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur in the future.

Holders of securities linked to a floating rate will be entitled to receive interest payments that will be affected by changes in one or more reference indices. Such changes may be significant. Changes in a reference index result from the interaction of many factors over which we have no control.

The securities may be subject to early redemption, which may limit your ability to accrue interest over the full term of the securities

We may specify in the applicable pricing supplement that the securities are subject to early redemption. Unless otherwise specified in the applicable pricing supplement, any early redemption will be upon three business days notice, or such other notice period as may be specified in the applicable pricing supplement, and will be entitled to receive only the principal amount of your securities and any accrued but unpaid interest to but excluding the early redemption date.  In this case, you will lose the opportunity to continue to accrue and be paid interest from the early redemption date to the scheduled maturity date. The applicable pricing supplement will set forth the terms specific to any early redemption applicable to the securities. If the securities are redeemed prior to the maturity date, you may be unable to invest in other securities with a similar level of risk that yield as much interest as the securities.

The inclusion in the original issue price of each agent’s commission and the estimated cost of hedging our obligations under the securities through one or more of our affiliates is likely to adversely affect the value of the securities prior to maturity

While the payment at maturity will be based on the full principal amount of your securities as described in the applicable pricing supplement, the original issue price of the securities includes each agent’s commission and the estimated cost of hedging our obligations under the securities through one or more of our affiliates. Such original issue price includes the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which CSSU will be willing to purchase the securities from you in secondary market transactions, if at all, will likely be lower than the original issue price. Any such prices may differ from values determined by pricing models used by CSSU a result of such compensation or other transaction costs. Any hedging activity by us or our affiliates in connection with the securities may result in us or our affiliates receiving a profit, even if the value of the securities declines.

There may be little or no secondary market for the securities

Unless otherwise specified in the applicable pricing supplement, the securities will not be listed on any securities exchange. There may be little or no secondary market for the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so or at a price advantageous to you. CSSU currently intends to make a market in the securities, although it is not required to do so and may stop making a market at any time. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

The securities are not designed to be short-term trading instruments

The price at which you will be able to sell your securities to us or our affiliates prior to maturity, if at all, may be at a substantial discount from their principal amount, even in cases where the level of the reference index has appreciated during the term of the securities. The potential returns described in the applicable pricing supplement assume that your securities, which are not designed to be short-term trading instruments, are held to maturity. You should be willing and able to hold your securities to maturity.

You have no rights against the sponsor of any reference index

You will have no rights against the sponsor (as defined below) of any reference index. The securities are not sponsored, endorsed, sold or promoted by any sponsor of any reference index. No sponsor of any reference index has passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the securities. No sponsor of any relevant reference index makes any representation or warranty, express or implied, to you or any member of the public regarding the advisability of investing in securities generally or the securities in particular. Unless otherwise provided in the applicable pricing supplement, the sponsor of any reference index’s only relationship to us is in the licensing of trademarks or service marks and certain trade names and the use of such reference index, which is determined, composed and calculated by the sponsor of such reference index without regard to us or the securities. The sponsor of such reference index has no obligation to take our needs or your needs into consideration in determining, composing or calculating such reference index. No sponsor of a reference index is responsible for, or has participated in the determination of, the timing, prices or quantities of the securities to be issued or in the determination or calculation of the equation by which the redemption amount of the securities is to be determined.  No sponsor of any relevant reference index has any liability in connection with the administration, marketing or trading of the securities.

The United States federal income tax consequences of the securities are uncertain

No ruling is being requested from the Internal Revenue Service, or the IRS, with respect to the securities and we cannot assure you that the IRS or any court will agree with the tax treatment described under “Certain United States Federal Income Tax Considerations” in this product supplement.

The value of the securities may be influenced by many factors that are unpredictable

In addition to the level of the relevant reference index or indices on any day, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the current level of any relevant reference index;

•	the expected volatility in the relevant reference index or indices;

•	the time remaining to the maturity of the securities;

•	interest and yield rates in the market, and the volatility of those rates;

•	the early redemption feature, if applicable, which is likely to limit the value of the securities;

•
geopolitical conditions and a variety of economic, financial, political and regulatory or judicial events that affect interest rates generally and which may affect the level of the relevant reference index or indices;

•	fluctuations in the prices of various consumer goods and energy resources;

•	inflation and investors’ expectations with respect to the rate of inflation; and

•	our creditworthiness, including actual or anticipated downgrades to our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from any other factor or factors.

Holdings of the securities by our affiliates and future sales may affect the price of the securities

Certain of our affiliates may purchase some of the securities for investment. As a result, upon completion of an offering, our affiliates may own up to approximately 15% of the securities offered. Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests. In addition, if a substantial portion of the securities held by our affiliates were to be offered for sale in the secondary market, if any, following such an offering, the value of the securities may fall. The negative effect of such sales on the prices of the securities could be more pronounced because secondary trading in the securities is limited and illiquid.

We and our affiliates and agents may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the securities and any such research, opinions or recommendations could affect the level of any reference index to which the securities are linked or the value of the securities

We or our affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the securities, and we may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by us, our affiliates or agents may not be consistent with each other and may be modified from time to time without notice.

There may be potential conflicts of interest

Because Credit Suisse International, which is initially acting as the calculation agent for the securities, is an affiliate of ours, potential conflicts of interest may exist between the calculation agent and you, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to you.

We or our affiliates may trade securities and other instruments the value of which is derived from a reference index, or financial instruments related to one or more of the reference indices, or enter into interest rate swap and option transactions, for our accounts and for other accounts under our management. We or our affiliates may also issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments with returns linked to one or more reference indices.  To the extent that we or one of our affiliates serves as issuer, agent or underwriter for such securities or financial instruments, our or their interests with respect to such products may be adverse to those of the holders of the securities. Any of these trading activities could potentially affect one or more of the reference indices and, accordingly, could affect the value of the securities and the amount of interest, if any, payable on securities.

Furthermore, the methodology and rules for one or more indices may have been developed by one of our affiliates, and such entity may act as the sponsor of the index.  The sponsor may periodically rebalance the reference index and may maintain some discretion on how calculations comprising the reference index methodology are made, which may affect the level of the reference index.  The sponsor may also have the ability to take certain actions with respect to the calculation of the reference index, including actions that could affect the level of the reference index or your securities.  Because determinations made by the sponsor may affect the amounts payable on the securities, potential conflicts of interest may exist between Credit Suisse and its affiliates and you.  Neither the sponsor nor we will have any obligation to consider your interests as a holder of the securities in taking any actions that might affect the level of any reference index and therefore the value of your securities.

We or one of our affiliates may also serve as issuer, agent or underwriter for additional issuances of securities with returns linked to, or related to spreads between, one or more of the reference indices. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the securities.

The securities may be subject to foreign currency risk if any relevant reference index or indices contains components denominated in a foreign currency

If any relevant reference index or indices is comprised of components denominated in a foreign currency, the securities may be subject to foreign currency risk. Because the prices of the components comprising the relevant reference index or indices will be converted into the currency in which such reference index is quoted (the “base currency”) for the purposes of calculating its value, your investment will be exposed to currency exchange risk with respect to each of the countries represented in such reference index or indices which does not use the base currency. Your net exposure to such risk will depend on the extent to which the currencies in which the components comprising such reference index are denominated, other than the base currency, strengthen or weaken relative to the base currency. If the base currency strengthens relative to any of those currencies, the value of such reference index may be adversely affected, and the redemption amount payable on the securities at maturity may be reduced.

Foreign currency risks include, but are not limited to, convertibility risk and market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. Of particular importance to potential currency exchange risks are: existing and expected rates of inflation, existing and expected interest rate levels, the balance of payments, and the extent of governmental surpluses or deficits in the relevant countries represented in any relevant reference index. All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries represented in such underlying and other countries important to international trade and finance. Foreign currency risks depend on economic and political events over which we have no control. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative of fluctuations that may occur during the term of the securities.

We have no control over foreign exchange rates

Foreign exchange rates can either float or be fixed by sovereign governments. Exchange rates of the currencies used by most economically developed nations are permitted to fluctuate in value relative to the U.S. dollar and to each other. However, from time to time governments and, in the case of countries using the euro, the European Central Bank, may use a variety of techniques, such as intervention by a central bank, the imposition of regulatory controls or taxes or changes in interest rates to influence the exchange rates of their currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by a devaluation or revaluation of a currency. These governmental actions could change or interfere with currency valuations and currency fluctuations that would otherwise occur in response to economic forces, as well as in response to the movement of currencies across borders. As a consequence, these governmental actions could adversely affect an investment in a security that is linked, in whole or in part, to any reference index or indices whose components are denominated in a foreign currency, which are quoted and traded in U.S. dollars. We will not make any adjustment or change in the terms of the securities in the event that exchange rates should become fixed, or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, or in the event of other developments affecting the U.S. dollar or any relevant foreign currency. You will bear those risks.

CREDIT SUISSE AG

Credit Suisse AG (“Credit Suisse”), a corporation established under the laws of, and licensed as a bank in, Switzerland, is a wholly-owned subsidiary of Credit Suisse Group AG. Credit Suisse’s registered head office is in Zurich, and it has additional executive offices and principal branches located in London, New York, Hong Kong, Singapore and Tokyo. Credit Suisse’s registered head office is located at Paradeplatz 8, CH-8070 Zurich, Switzerland, and its telephone number is 41-44-333-1111.

Credit Suisse may act through any of its branches in connection with the securities as described in this product supplement and the accompanying prospectus supplement and prospectus.

Credit Suisse, Nassau branch, was established in Nassau, Bahamas in 1971 and is, among other things, a vehicle for various funding activities of Credit Suisse. The Nassau branch exists as part of Credit Suisse and is not a separate legal entity, although it has independent status for certain tax and regulatory purposes. The Nassau branch is located at Shirley & Charlotte Streets, Bahamas Financial Centre, 4th Floor, P.O. Box N-4928, Nassau, Bahamas, and its telephone number is 242-356-8125.

For further information about our company, we refer you to the accompanying prospectus supplement and prospectus and the documents referred to under “Incorporation by Reference” on page S-9 of the prospectus supplement and “Where You Can Find More Information” on page 2 of the accompanying prospectus.

SUPPLEMENTAL USE OF PROCEEDS AND HEDGING

Unless otherwise specified in the applicable pricing supplement, we intend to use the proceeds from each offering (as indicated in the applicable pricing supplement) for our general corporate purposes, which may include the refinancing of our existing indebtedness outside Switzerland. We may also use some or all of the proceeds from any offering to hedge our obligations under the securities. In addition, we may also invest the proceeds temporarily in short-term securities.

One or more of our affiliates before and following the issuance of any securities may acquire or dispose of positions relating to any reference index or indices or listed or over-the-counter options contracts in, or other derivatives or synthetic instruments related to, such reference index or indices to hedge our obligations under the securities. In the course of pursuing such a hedging strategy, the price at which such positions may be acquired or disposed of may be a factor in determining the level of any reference index or indices. Although we and our affiliates have no reason to believe that our or their hedging activities will have a material impact on the level of any reference index or indices or the value of the securities, we cannot assure you that these activities will not have such an effect.

From time to time after issuance and prior to the maturity of the securities, depending on market conditions (including the level of any reference index or indices), in connection with hedging certain of the risks associated with the securities, we expect that one or more of our affiliates will increase or decrease their initial hedging positions using dynamic hedging techniques and may take long or short positions in listed or over-the-counter options contracts in, or other derivative or synthetic instruments related to, any reference index or indices. In addition, we or one or more of our affiliates may take positions in other types of appropriate financial instruments that may become available in the future. To the extent that we or one or more of our affiliates have a hedge position in any reference index or indices, we or one or more of our affiliates may liquidate a portion of those holdings at or about the time of the maturity of any securities. Depending, among other things, on future market conditions, the aggregate amount and the composition of such positions are likely to vary over time. Our or our affiliates’ hedging activities will not be limited to any particular exchange or market.

The original issue price of the securities will include the commissions paid to CSSU with respect to the securities and the cost of hedging our obligations under the securities. The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.

DESCRIPTION OF THE SECURITIES

This description of the terms of the securities adds information to the description of the general terms and provisions of debt securities in the accompanying prospectus supplement and prospectus. If this description differs in any way from the description in the accompanying prospectus supplement and prospectus, you should rely on this description. If the terms described in the applicable pricing supplement are inconsistent with those described herein or in the accompanying prospectus supplement or prospectus, the terms described in the applicable pricing supplement will control.

General

The securities are medium-term notes as described in the accompanying prospectus supplement and are linked to the performance of one or more reference indices.  The applicable pricing supplement will specify the relevant reference index or indices to which the securities are linked.

The securities will not be listed on any securities exchange.

Early redemption; defeasance

We may specify in the applicable pricing supplement that the securities are subject to an early automatic call and/or early redemption at our option. We refer to such early automatic call or redemption at our option as “early redemption.” Unless otherwise specified in the applicable pricing supplement, any early redemption will be upon three business days notice, or such other notice period as may be specified in the applicable pricing supplement, and you will be entitled to receive only the principal amount of your securities and any accrued but unpaid interest to but excluding the early redemption date. In this case, you will lose the opportunity to continue to accrue and be paid interest from the early redemption date to the scheduled maturity date. The applicable pricing supplement will set forth the terms specific to any early redemption applicable to the securities.

The securities are not subject to redemption at the option of any security holder prior to maturity and are not subject to the defeasance provisions described in the accompanying prospectus under “Description of Debt Securities—Defeasance.”

Maturity date

The maturity date of the securities will be the date specified in the applicable pricing supplement and, unless otherwise specified in the applicable pricing supplement, is subject to adjustment if such date is not a business day (in such case, in accordance with the modified following business day convention as defined below under “—Business day convention”) or if the final determination date is postponed.

No interest or other payment will be payable because of any postponement of the maturity date.

Redemption at maturity

Unless previously redeemed, or purchased by us an cancelled, each security will be redeemed on the maturity date at the redemption amount described below.

Redemption amount

Unless specified in the applicable pricing supplement and subject to early redemption, if applicable, , the redemption amount you will be entitled to receive on the securities will equal the principal amount of securities you hold plus any accrued and unpaid interest.

Interest

Unless otherwise specified in the applicable pricing supplement, the securities will accrue interest at a rate per annum from and including the issue date of the securities to but excluding the earlier of the maturity date and the early redemption date, as the case may be.

The applicable pricing supplement will specify the frequency and manner in which interest will be paid on the securities as well as certain terms specific to the securities, including:

•	whether the securities are fixed rate securities, floating rate securities or floating rate/fixed rate securities;

•	whether interest is payable annually, semi-annually, quarterly, monthly or otherwise;

•	whether the securities are subject to a maximum rate and/or minimum rate;

•	the spread and/or multiplier, if applicable; and

•	whether the accrual of interest is subject to the level of the reference index remaining within a specific range.

Unless otherwise specified in the applicable pricing supplement, the interest payment per period will be calculated as follows:

$1,000 × interest rate × (the actual number of days in the interest period/365)

Interest rate

The applicable pricing supplement will specify the manner in which the interest rate will be determined, subject to any maximum rate or a minimum rate, as applicable.

Floating rate securities

Unless otherwise specified in the applicable pricing supplement, the interest rate for floating rate securities will be a percentage based on the change in the reference index over a specified period of time, determined as of the applicable determination date and calculated as follows:

[(reference indext − reference indext-x)/reference indext-x)]

Fixed rate securities

Unless otherwise specified in the applicable pricing supplement, the interest rate for fixed rate securities will be a fixed percentage payable for a portion of the term of the note as specified in the applicable pricing supplement.

Floating rate/fixed rate securities

Unless otherwise specified in the applicable pricing supplement, the interest rate for floating rate/fixed rate securities will be (1) a fixed percentage payable for a portion of the term of the note as specified in the applicable pricing supplement and then (2) a floating rate with interest calculated in the manner set forth in the pricing supplement for the remaining term of the securities.

Securities with a spread

Unless otherwise specified in the applicable pricing supplement, the interest rate for securities with a spread will be for (i) floating rate securities, a percentage calculated in the manner as set forth above under “–Floating rate securities,” plus or minus an additional amount of interest referred to as the spread, determined as of the applicable determination date and (ii) for floating rate/fixed rate securities, a percentage calculated in the manner as set forth above under “–Floating rate/fixed rate securities,” plus or minus an additional amount of interest referred to as the spread, determined as of the applicable determination date.

Securities with a multiplier

Unless otherwise specified in the applicable pricing supplement, the interest rate for securities with a multiplier will be for (i) floating rate securities, a percentage calculated in the manner as set forth above under “–Floating rate securities,” multiplied by a number referred to as the multiplier, determined as of the applicable determination date, (ii) for fixed rate securities, a percentage calculated in the manner as set forth above under “–Fixed rate securities,” multiplied by a number referred to as the multiplier, determined as of the applicable determination date and (iii) for floating rate/fixed rate securities, a percentage calculated in the manner as set forth above under “–Floating rate/fixed rate securities,” multiplied by a number referred to as the multiplier, determined as of the applicable determination date.

Accrual range securities

Unless otherwise specified in the applicable pricing supplement, the interest rate for accrual range securities will be a percentage based on a base rate multiplied by the quotient of the accrual barrier days and the actual days, determined as of the applicable determination date and calculated as follows:

base rate × (accrual barrier days/actual days)

“Accrual barrier days” means the number of calendar days during the applicable interest period on which base rate is within the range specified by the applicable pricing supplement (the “accrual barrier”).

“Actual days” means the number of actual calendar days in the applicable interest period.

“Reference indext” means the level of the relevant reference index for a specified calendar month prior to the calendar month of the applicable determination date, which we refer to as the “reference month,” as specified in the applicable pricing supplement, as published and reported prior to such determination date.

“Reference indext-x” means the level of the relevant reference index for a specified calendar month prior to the applicable reference month, as specified in the applicable pricing supplement, as published and reported prior to such determination date.

Definitions

If applicable, the “initial level,” “final level,” “spread”, “multiplier”, “base rate”, “accrual barrier”, “maximum rate” and “minimum rate” will be specified in the relevant pricing supplement.

In the event that the closing level or level, as applicable, of the applicable reference index is not available on the trade date or strike date, as applicable, the initial level for such reference index will be determined on the immediately following business day on which a closing level or level, as applicable, is available.

An “interest period” is the period beginning on and including the issue date of the securities to but excluding the first interest payment date, and each successive period beginning on and including an interest payment date to but excluding the next succeeding interest payment date, or as specified in the applicable pricing supplement.

The “determination dates” will be specified in the applicable pricing supplement.

The “interest payment dates” will be specified in the applicable pricing supplement. Unless otherwise specified in the applicable pricing supplement, if a scheduled interest payment date is not a business day, such interest payment date will be adjusted according to the modified following business day convention.

A “business day” is any day, other than a Saturday, Sunday or a day on which banking institutions in the City of New York, New York are generally authorized or obligated by law or executive order to close.

Business day convention

If any date that is specified in the applicable pricing supplement to be subject to adjustment in accordance with a business day convention would otherwise fall on a day that is not a business day, then, if the business day convention specified is (A) the following business day convention, such date will be postponed to the next day that is a business day, (B) the modified following business day convention, such date will be postponed to the next day that is a business day unless it would thereby fall into the next calendar month, in which event such date will be brought forward to the immediately preceding business day, (C) the preceding business day convention, such date will be brought forward to the immediately preceding business day, or (D) the floating rate business day convention, such date will be postponed to the next day that is a business day unless it would thereby fall into the next calendar month, in which event (x) such date will be brought forward to the immediately preceding business day and (y) each subsequent such date will be the last business day of the month in which such date would have fallen had it not been subject to adjustment.  If no business day convention is specified in the applicable pricing supplement, the modified following business day convention shall apply.

Market disruption events

If the calculation agent determines that a market disruption event exists in respect of a reference index on a determination date, then that determination date for such reference index will be postponed to the first succeeding underlying business day for such reference index on which the calculation agent determines that no market disruption event exists in respect of such reference index, unless in respect of such determination date the calculation agent determines that a market disruption event exists in respect of such reference index on each of the five underlying business days for such reference index immediately following the scheduled determination date. In that case, (a) the fifth succeeding underlying business day for such reference index following the scheduled determination date will be deemed to be such determination date for such reference index, notwithstanding the market disruption event in respect of such reference index, and (b) the calculation agent will determine the closing level for such reference index on that deemed determination date in accordance with the formula for and method of calculating such reference index last in effect prior to the commencement of the market disruption event in respect of such reference index using exchange traded prices on the relevant exchanges (as determined by the calculation agent in its sole discretion) or, if trading in any component comprising the reference index has been materially suspended or materially limited, its good faith estimate of the prices that would have prevailed on the relevant exchanges (as determined by the calculation agent in its sole discretion) but for the suspension or limitation, as of the valuation time on that deemed determination date, of each component comprising such reference index (subject to the provisions described under “—Changes to the calculation of a reference index” herein).

If the securities are linked to more than one reference index and one or more reference indices are affected by a market disruption event on a determination date as described above, the determination date for any reference index not affected by a market disruption event will not be affected.

Unless otherwise specified in the applicable pricing supplement, if the final determination date is postponed in respect of any reference index as a result of a market disruption event or because such final determination date is not an underlying business day for any reference index as described above, then the maturity date will be postponed to the fifth business day following the final determination date as postponed. If the maturity date is postponed, no interest or other payment will be payable because of such postponement.

For any reference index, “market disruption event” will have the meaning set forth in the applicable pricing supplement or the accompanying underlying supplement, as applicable.

Changes to the calculation of a reference index

If any reference index is (a) not calculated and announced by the sponsor of the reference index or the reference index calculation agent (the “sponsor”) but is calculated and announced by a successor acceptable to the calculation agent or (b) replaced by a successor reference index using, in the determination of the calculation agent, the same or a substantially similar formula for and method of calculation as used in the reference index, then such reference index will be deemed to be the successor reference index so calculated and announced by that successor sponsor.

Upon any selection by the calculation agent of a successor reference index, the successor reference index will be substituted for such reference index for all purposes of the securities and the calculation agent will cause notice to be furnished to us and the trustee, which will provide notice of the selection of the successor reference index to the registered holders of the securities in the manner set forth below.

If (x) on or prior to a determination date any reference sponsor makes, in the determination of the calculation agent, a material change in the formula for or the method of calculating the reference index or in any other way materially modifies the reference index (other than a modification prescribed in that formula or method to maintain such reference index in the event of changes in constituent stocks and capitalization and other routine events) or (y) on any determination date the sponsor (or a successor sponsor) fails to calculate and announce the reference index, then the calculation agent will calculate any payments due in respect of the securities using, in lieu of a published level for such reference index, the level for such reference index as at the valuation time on the determination date as determined by the calculation agent in accordance with the formula for and method of calculating such reference index last in effect prior to that change or failure, but using only those components that comprised such reference index immediately prior to that change or failure. Notice of adjustment of such reference index will be provided by the trustee in the manner set forth below.

Events of default and acceleration

In case an event of default (as defined in the accompanying prospectus) with respect to any securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the securities (in accordance with the acceleration provisions set forth in the accompanying prospectus) will be determined by the calculation agent and will equal, for each security, the arithmetic average, as determined by the calculation agent, of the fair value of the securities as determined by three but not more than five broker dealers (which may include CSSU or any of our other subsidiaries or affiliates) as will make such fair value determinations available to the calculation agent.

Purchases

We may at any time purchase any securities, which may, in our sole discretion, be held, sold or cancelled.

Cancellation

Upon the purchase and surrender for cancellation of any securities by us or the redemption of any securities, such securities will be cancelled by the trustee.

Book-entry, delivery and form

We will issue the securities in the form of one or more fully registered global securities, or the global notes, in denominations of $1,000 or integral multiples of $1,000 greater than $1,000 or such other denominations specified in the applicable pricing supplement. We will deposit the notes with, or on behalf of, The Depository Trust Company, New York, New York, or DTC, as the depositary, and will register the notes in the name of Cede & Co., DTC’s nominee. Your beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

As long as the securities are represented by the global notes, we will pay the redemption amount on the securities, if any, to or as directed by DTC as the registered holder of the global notes. Payments to DTC will be in immediately available funds by wire transfer. DTC will credit the relevant accounts of their participants on the applicable date.

For a further description of procedures regarding global securities representing book-entry securities, we refer you to “Description of Debt Securities—Book-Entry System” in the accompanying prospectus and “Description of Notes—Book-Entry, Delivery and Form” in the accompanying prospectus supplement.

Calculation agent

Unless otherwise specified in the applicable pricing supplement, the calculation agent is Credit Suisse International, an affiliate of ours. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will be conclusive for all purposes and binding upon all parties including us and the beneficial owners of the securities absent manifest error. The calculation agent will have no responsibility for good faith errors or omissions in its calculations and determinations, whether caused by negligence or otherwise. The calculation agent will not act as your agent. Because the calculation agent is an affiliate of ours, potential conflicts of interest may exist between you and the calculation agent. Please refer to “Risk Factors—There may be potential conflicts of interest.”

Further issues

We may from time to time, without notice to or the consent of the registered holders of the securities, create and issue further securities ranking pari passu with the securities being offered hereby in all respects. Such further securities will be consolidated and form a single series with the securities being offered hereby and will have the same terms as to status, redemption or otherwise as the securities being offered hereby.

Notices

Notices to holders of the securities will be made by first class mail, postage prepaid, to the registered holders.

THE REFERENCE INDICES

The one or more reference indices to which the securities are linked will be specified in the applicable pricing supplement. If any reference index is replaced by a successor reference index as set forth herein, such successor reference index will be substituted for that reference index for all purposes of the securities.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain U.S. federal income tax consequences of owning and disposing of securities that may be relevant to holders of securities that acquire their securities from us as part of the original issuance of the securities.

This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), and who purchase the securities at the “issue price” of the securities (as described below). Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are a financial institution, a regulated investment company, a tax-exempt organization, a grantor trust, certain U.S. expatriates, an insurance company, a dealer or trader in securities or foreign currencies, a person (including traders in securities) using a mark-to-market method of accounting, a person subject to the alternative minimum tax, an investors whose functional currency is not the U.S. dollar, a person who holds securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect.

The discussion does not address tax consequences under state, local and foreign laws. The discussion does not address any U.S. federal tax consequences (e.g. the estate tax, gift tax and Medicare tax on net investment income) other than U.S. federal income tax. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY U.S. FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES. A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SECURITIES SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes.

If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you of the partnership’s purchase, ownership and disposition of the securities.

The United States federal income tax consequences to a U.S. Holder of securities will differ depending on the index used for the securities and other terms of the securities.  As discussed further below, one possibility is that the securities would be treated as “variable rate debt instruments” that either have original issue discount (“OID”) or do not have OID.  Another possibility is that the securities are treated as “contingent payment debt instruments.” The final possibility is that the securities are be treated as “inflation-indexed debt instruments.”  Each of these possibilities has its own special tax accounting rules.  Application of rules to determine how a particular security will be treated will not be clear in certain cases, and no ruling is being requested from the Internal Revenue Service.  The manner in which Credit Suisse intends to treat a particular security for United States federal income tax consequences will be disclosed in the applicable Pricing Supplement.

Variable Rate Notes

A security that provides for a variable rate of interest may qualify as a “variable rate debt instrument” within the meaning of applicable Treasury Regulations (a “Variable Rate Note”) if the conditions described below are met.  In general, payments of interest on a Variable Rate Note will be taxable to you as ordinary interest income at the time that you receive or accrue such amounts (in accordance with your regular method of tax accounting).

To qualify as a Variable Rate Note, a security’s issue price may not exceed the total noncontingent payments on the security by more than the lesser of .015 multiplied by the product of the total noncontingent principal payments and the number of complete years to maturity from the issue date, or 15% of the total noncontingent principal payments; and the security provides for stated interest, compounded or paid at least annually at certain specified types of rates, including a single “objective rate.”  It is not expected that the securities would have any other type of rate that would allow them to qualify as a Variable Rate Note.”

For an interest rate to be treated as a single objective rate for these purposes, (a) the rate must be determined using a single, fixed formula that is based on objective financial or economic information that is not within the control of or unique to the circumstances of Credit Suisse AG or of a related party and (b) the value of the rate on any date during the term of the security must be set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.  If a security bears interest at a single fixed rate for an initial period of one year or less, and then bears interest at an objective rate, then subject to the last sentence of this paragraph, the security will be treated as bearing interest at a single objective rate if the value of the objective rate is intended to approximate the fixed rate.  If the value of the objective rate on the issue date does not differ from the fixed rate by more that 25 basis points, the objective rate will be presumed to be intended to approximate the fixed rate.  No security will be considered to provide for stated interest at an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of such security’s term will be either significantly less than or significantly greater than the average value of the rate during the final half of such security’s term.

If a security provides for payments that are not fixed and the security does not qualify as a Variable Rate Note, then the security would be treated either as a contingent payment debt instrument, as described below under “— Contingent Payment Debt Instruments” or as an inflation indexed debt instrument, as described below under “— Inflation Indexed Debt Instruments.”

Variable Rate Notes with Original Issue Discount

If we issue Variable Rate Notes at a discount from their stated redemption price at maturity, and the discount is  equal to or more than the product of one-fourth of one percent (0.25%) of the stated redemption price at maturity of the Variable Rate Notes multiplied by the number of full years to their maturity, the Variable Rate Notes will be treated as having OID.  The difference between the issue price and the stated redemption price at maturity of

Variable Rate Notes will be the amount of OID.  The “issue price” of the Variable Rate Notes will be the first price at which a substantial amount of the Variable Rate Notes is sold to the public (i.e., excluding sales of Variable Rate Notes to underwriters, placement agents, wholesalers, or similar persons). The “stated redemption price at maturity” will include all payments under the Variable Rate other than payments of qualified stated interest. For this purpose, the term “qualified stated interest” generally means stated interest based on a single objective rate that is unconditionally payable in cash or property (other than debt instruments issued by us) at least annually during the entire term the Variable Rate Note.

If you invest in a Variable Rate Note that has OID, you generally will be subject to the special tax accounting rules for OID obligations provided by the Code and certain Treasury regulations. You should be aware that, as described in greater detail below, if you invest in a Variable Rate Note that has OID, you generally will be required to include OID in ordinary gross income for U.S. federal income tax purposes as it accrues, although you may not yet have received the cash attributable to that income.

In general, and regardless of whether you use the cash or the accrual method of tax accounting, if your Variable Rate Note that has OID and has a maturity greater than one year, you will be required to include in ordinary gross income the sum of the “daily portions” of OID on that Variable Rate Note for all days during the taxable year that you own the Variable Rate Note.  The daily portions of OID are determined by allocating to each day in any accrual period a ratable portion of the OID allocable to that period.  Accrual periods may be any length and may vary in length over the term of an Variable Rate Note, so long as no accrual period is longer than one year and each scheduled payment of principal or interest occurs on the first or last day of an accrual period.  If you are the initial holder of the Variable Rate Note, the amount of OID allocable to each accrual period is determined by (a) multiplying the “adjusted issue price” (as defined below) of the Variable Rate Note at the beginning of the accrual period by a fraction, the numerator of which is the “annual yield to maturity” (as defined below) of the Variable Rate Note and the denominator of which is the number of accrual periods in a year; and (b) subtracting from that product the amount (if any) payable as qualified stated interest allocable to that accrual period.  The “adjusted issue price” of the Variable Rate Note at the beginning of any accrual period will generally be the sum of its issue price (including any accrued interest) and the amount of OID allocable to all prior accrual periods, reduced by the amount of all payments other than any qualified stated interest payments on the Variable Rate Note in all prior accrual periods.

The “annual yield to maturity” of a Variable Rate Note that has OID is the discount rate (appropriately adjusted to reflect the length of accrual periods) that causes the present value on the issue date of all payments on the Variable Rate Note to equal the issue price.  For this purpose, a “hypothetical fixed rate instrument” is constructed by assuming that the Variable Rate Note bears interest at a fixed rate equal to the reasonably expected yield for the Variable Rate Note.  The amount of qualified stated interest taken into account, or if there is no qualified stated interest, the amount of OID for a period, is adjusted to the extent that the actual value of the objective rate is different from the rate assume in constructing the hypothetical fixed rate instrument.

As a result of this “constant yield” method of including OID income, the amounts you will be required to include in your gross income if you invest in an OID note denominated in U.S. dollars generally will be lesser in the early years and greater in the later years than amounts that would be includible on a straight-line basis. You generally may make an irrevocable election to include in income your entire return on a debt security (i.e., the excess of all remaining payments to be received on the debt security, including payments of qualified stated interest, over the amount you paid for the debt security) under the constant yield method described above.  All payments on an Variable Rate Note that has OID (other than qualified stated interest) will generally be viewed first as payments of previously accrued OID (to the extent of the previously accrued discount and to the extent that the discount has not been allocated to prior cash payments on the note), and then as a payment of principal.

Contingent Payment Debt Instruments

Certain securities we issue may be subject to the regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).  In particular, range accrual securities and securities on which the interest rate does not qualify as a single objective rate or otherwise meet the requirements to be treated as an “inflation indexed debt instrument” (described below) will be subject to the Contingent Debt Regulations.  Under the Contingent Debt

Regulations, actual cash payments on the securities, if any, will not be reported separately as taxable income, but will be taken into account under such regulations.  As discussed more fully below, the effect of these Contingent Debt Regulations will be to (a) require you, regardless of your usual method of tax accounting, to use the accrual method with respect to the securities; (b) require you to accrue OID, as described below, under at the “comparable yield”; and (c) generally result in ordinary rather than capital treatment of any gain and to some extent loss, on the sale, exchange, repurchase, or redemption of the securities.

Under the Contingent Debt Regulations, you will be required to accrue an amount of OID for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the securities, that equals (a) the product of (i) the adjusted issue price (as defined below) of the securities as of the beginning of the accrual period and (ii) the “comparable yield” (as defined below) of the securities, adjusted for the length of the accrual period; (b) divided by the number of days in the accrual period; and (c) multiplied by the number of days during the accrual period that you held the securities. The adjusted issue price of a debt security subject to the Contingent Debt Regulations will be its issue price increased by any OID previously accrued, determined without regard to any adjustments to OID accruals described below and decreased by the projected amounts of any payments previously made with respect to the securities (although, as indicated below, no amount is (for U.S. federal income tax purposes) projected to be paid prior to the maturity date).

The “comparable yield” of the securities is the rate, that as of the initial issue date of the securities, at which we would issue a fixed rate debt instrument with no contingent payments but with terms and conditions similar to the securities.  In the applicable pricing supplement, pursuant to the Contingent Debt Regulations, we will furnish to you the comparable yield and solely for tax purposes, a projected payment schedule that estimates the amount and timing of contingent interest payments. For purposes of this determination—and only for purposes of this determination, which is required for federal income tax purposes—we will assume that the securities will not be called and will be held until the maturity date, unless otherwise indicated in the pricing supplement.  For U.S. federal income tax purposes, you must use the comparable yield and the schedule of projected payments in determining your OID accruals (and the adjustments thereto described below) in respect of the securities, unless you timely disclose and justify the use of a different comparable yield and projected payment schedule to the IRS.

The comparable yield and the projected payment schedule are provided solely for the U.S. federal income tax treatment of the securities and do not constitute a projection or representation regarding the actual amount of the payments on a security.

If the actual contingent payment received differs from the projected payment, adjustments will be made for the difference.  If such payment exceeds the projected payment, you will incur a positive adjustment equal to the amount of such excess. Such positive adjustment will be treated as additional OID in such taxable year.  If, however, such payment is less than the amount of the projected payment, you will incur a negative adjustment equal to the amount of such deficit.  A negative adjustment will (a) first, reduce the amount of OID required to be accrued in the current year, (b) second, any negative adjustment that exceeds the amount of OID accrued in the current year will be treated as ordinary loss to the extent of your total prior OID inclusions with respect to the securities; and (c) third, any excess negative adjustment will reduce the amount realized on a sale, exchange, or redemption of the securities.

A net negative adjustment is not subject to the two percent floor limitation imposed on miscellaneous itemized deductions under Section 67 of the Code.

Inflation-Indexed Debt Instruments

A security is an “inflation-indexed debt instrument” if it (a) is issued for U.S. dollars and all payments are denominated in U.S. dollars, (b) each payment on the security, other than an allowed minimum guarantee payment, must be indexed for inflation by multiplying the notional amount of the payment by the ratio of the value of a reference index for the date of the payment to the value of the reference index on the issue date of the debt instrument and (c) the security must not be subject to any contingencies other than the inflation contingency.  For this purpose, a “reference index” is an index reset exactly once a month to a current value of a qualified inflation index with straight-line interpolation between resets.  A “qualified inflation index” is a general price or wage index published at least monthly by a U.S. Government agency.  Special OID rules apply to inflation indexed debt instruments.  If a security is an inflation indexed debt instrument, the applicable pricing supplement will describe the special rules that apply.

Optional Redemption

In general, if a security provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies, and the timing and amounts of the payments that comprise each payment schedule are known as of the issue date of such security, a U.S. holder must determine the yield and maturity of such security by assuming that the payments will be made according to the payment schedule, if any, that is more likely than not to occur.

Notwithstanding the general rules for determining yield and maturity, if a security is subject to contingencies, and either a U.S. holder or the issuer has an unconditional option or options that, if exercised, would require payments to be made on such security under an alternative payment schedule or schedules, then (i) in the case of an option or options that the issuer may exercise, the issuer will be deemed to exercise or not exercise an option or combination of options in the manner that minimizes the yield on such security and (ii) in the case of an option or options that a U.S. holder may exercise, it will be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield on such security. If both a U.S. holder and the issuer hold options described in the preceding sentence, those rules will apply to each option in the order in which they may be exercised. A U.S. holder may determine the yield on a security held by it for the purposes of those calculations by using any date on which such security may be redeemed or repurchased as the maturity date and the amount payable on the date that it chooses in accordance with the terms of such Note as the principal amount payable at maturity.

If a contingency, including the exercise of an option, actually occurs or does not occur, contrary to an assumption made according to the above rules, then except to the extent that a portion of a security is repaid as a result of this change in circumstances and solely to determine the amount and accrual of OID, a U.S. holder must redetermine the yield and maturity of such Note by treating such Note as having been retired and reissued on the date of the change in circumstances for an amount equal to such Note’s adjusted issue price on that date.

Sale, Exchange, Redemption, Retirement or Other Taxable Dispositions of Securities

Initially, your tax basis in a debt security generally will equal the cost of the debt security to you. Your basis will increase by any amounts that you are required to include in income under the rules governing OID and market discount, and will decrease by the amount of any payments other than qualified stated interest made on the debt security.

On the sale, exchange, redemption, retirement or other taxable disposition of a debt security, you generally will recognize gain or loss equal to the difference between the amount you realize on the transaction (less any accrued qualified stated interest, which will be subject to taxable to you as ordinary interest income) and your tax basis in the debt security.  The gain or loss that you recognize on the sale, exchange, redemption, retirement or other taxable disposition of a debt security generally will be capital gain or loss.  The gain or loss on the sale, exchange or retirement of a debt security will be long-term capital gain or loss if you have held the debt security for more than one year on the date of such disposition.  Net long-term capital gain recognized by an individual U.S. holder is currently be subject to tax at the lower rate than net short-term capital gain or ordinary income.  The ability of a U.S. holder to offset capital losses against ordinary income is limited.  In the case of securities subject to the Contingent Debt Regulations, any gain recognized would be treated as ordinary income.  Any loss recognized would be treated as ordinary loss to the extent of income previously recognized on the security, net of any negative adjustments made under the Contingent Debt Regulations, and any additional loss would be a capital loss.

Fungibility Issue

We may, without the consent of the holders of outstanding securities, issue additional securities with identical terms. These additional securities, even if they are treated for non-tax purposes as part of the same series as the original securities, in some cases may be treated as a separate issue for U.S. federal income tax purposes.  In such a case, the additional securities may be considered to have been issued with OID even if the original securities had no OID, or the additional securities may have a greater amount of OID than the original securities. These differences may affect the market value of the original securities if the additional securities are not otherwise distinguishable from the original securities.

Non-U.S. Holders Generally

In the case of a holder of the securities that is not a U.S. Holder (a “Non-U.S. Holder”), and for whom income with respect to the securities is not effectively connected with the conduct of a trade or business in the United States, payments made with respect to the securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder, (1) provides an appropriate statement, signed under penalties of perjury, identifying the Non-U.S. Holder and stating, among other things, that the Non-U.S. Holder is not a U.S. person, (2) is not a bank that has purchased the securities in the ordinary course of its trade or business of making loans, and (3) is not a “10-percent Shareholder” or a “related controlled foreign corporation,” each as defined in the Code.  To the extent these conditions are not met, a 30% withholding tax may apply to a portion of the payments on the securities, unless an income tax treaty reduces or eliminates such tax or the income is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Holder.  In the latter case, such Non-U.S. Holder should be subject to U.S. federal income tax with respect to all income from the securities at regular rates applicable to U.S. taxpayers.

Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder will generally not be subject to U.S. federal income tax unless  (i) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (ii) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

Information Reporting and Backup Withholding

The paying agent must file information returns with the IRS in connection with debt security payments made to certain U.S. holders. If you are a U.S. holder, you generally will not be subject to a United States backup withholding tax (currently at a rate of 28%) on such payments if you provide your taxpayer identification number to the paying agent. You may also be subject to information reporting and backup withholding tax requirements with respect to the proceeds from a sale of the debt securities. If you are a non-U.S. holder, you may have to comply with certification procedures to establish that you are a non-U.S. holder in order to avoid information reporting and backup withholding tax requirements.

Information reporting and backup withholding requirements will not apply to any payment of the proceeds of the sale of a debt security effected outside the United States by a foreign office of a foreign broker, provided that such broker:

1.	derives less than 50% of its gross income for a particular period from the conduct of a trade or business in the United States;
2.	is not a controlled foreign corporation for U.S. federal income tax purposes; and
3.	is not a foreign partnership that, at any time during its taxable year, is 50% or more, by income or capital interest, owned by U.S. holders or is engaged in the conduct of a U.S. trade or business.

Payment of the proceeds of the sale of a debt security effected outside the United States by a foreign office of any other broker will not be subject to backup withholding tax, but will be subject to information reporting requirements  unless such broker has documentary evidence in its records that the beneficial owner is a non-U.S. holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of a sale of a debt security by the U.S. office of a broker will be subject to information reporting requirements and backup withholding tax unless the beneficial owner certifies its non-U.S. status under penalties of perjury or otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

Information Reporting Regarding Specified Foreign Financial Assets

Recently enacted legislation requires individual U.S. holders with an interest in any “specified foreign financial asset” to file a report to the IRS with information relating to the asset and the maximum value thereof during the taxable for any year in which the aggregate value of all such assets is greater than $50,000 (or such higher dollar amount as prescribed by Treasury regulations).  The securities are specified foreign financial assets.  Specified foreign financial assets also include any depository or custodial account held at a foreign financial institution; any debt or equity interest in a foreign financial institution if such interest is not regularly traded on an established securities market; and, if not held at a financial institution, (i) any stock or security issued by a non-United States person, (ii) any financial instrument or contract held for investment where the issuer or counterparty is a non-United States person, and (iii) any interest in an entity which is a non-United States person.

The requirement to file a report is effective for taxable years beginning after March 18, 2010.  Penalties apply to any failure to file a required report.  Additionally, in the event a U.S. holder does not file the information report relating to disclosure of specified foreign financial assets, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year will not begin to run before such information is filed.  You should consult your own tax adviser as to the possible application to you of this information reporting requirement and related statute of limitations tolling provision.

Legislation Affecting Securities Held Through Foreign Accounts

Recently enacted legislation (the “Act”) imposes a 30% withholding tax on “withholdable payments” made to foreign financial institutions (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account.  “Withholdable payments” include payments of interest (including OID), dividends, and other items of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, as well as gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States.  The Act also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or to certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%.  We will treat payments on the securities as withholdable payments for these purposes.

Withholding under the Act would apply to all withholdable payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law.  Unless a foreign financial institution is the beneficial owner of a payment, it would be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity.  Generally, the Act’s withholding and reporting regime is proposed to apply to payments made after December 31, 2012 with respect to securities that are issued after March 18, 2012.  Thus, if you hold securities issued after March 18, 2012, through a foreign financial institution or foreign corporation or trust, a portion of any of your payments made after December 31, 2012 may be subject to 30% withholding.

BENEFIT PLAN INVESTOR CONSIDERATIONS

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Section 4975 of the Internal Revenue Code of 1986, (the “Code”), impose certain requirements on (a) employee benefit plans subject to Title I of ERISA, (b) individual retirement accounts, Keogh plans or other arrangements subject to Section 4975 of the Code, (c) entities whose underlying assets include “plan assets” by reason of any such plan's or arrangement's investment therein (we refer to the foregoing collectively as “Plans”) and (d) persons who are fiduciaries with respect to Plans. In addition, certain governmental, church and non-U.S. plans (“Non-ERISA Arrangements”) are not subject to Section 406 of ERISA or Section 4975 of the Code, but may be subject to other laws that are substantially similar to those provisions (each, a “Similar Law”).

In addition to ERISA’s general fiduciary standards, Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of a Plan and persons who have specified relationships to the Plan, i.e., “parties in interest” as defined in ERISA or “disqualified persons” as defined in Section 4975 of the Code (we refer to the foregoing collectively as “parties in interest”) unless exemptive relief is available under an exemption issued by the U.S. Department of Labor. Parties in interest that engage in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and Section 4975 of the Code. We, and our current and future affiliates, including CSSU and the calculation agent, may be parties in interest with respect to many Plans. Thus, a Plan fiduciary considering an investment in securities should also consider whether such an investment might constitute or give rise to a prohibited transaction under ERISA or Section 4975 of the Code. For example, the securities may be deemed to represent a direct or indirect sale of property, extension of credit or furnishing of services between us and an investing Plan which would be prohibited if we are a party in interest with respect to the Plan unless exemptive relief were available under an applicable exemption.

In this regard, each prospective purchaser that is, or is acting on behalf of, a Plan, and proposes to purchase securities, should consider the exemptive relief available under the following prohibited transaction class exemptions, or PTCEs: (A) the in-house asset manager exemption (PTCE 96-23), (B) the insurance company general account exemption (PTCE 95-60), (C) the bank collective investment fund exemption (PTCE 91-38), (D) the insurance company pooled separate account exemption (PTCE 90-1) and (E) the qualified professional asset manager exemption (PTCE 84-14). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide a limited exemption for the purchase and sale of securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and provided further that the Plan pays no more than adequate consideration in connection with the transaction (the so-called “service provider exemption”). There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the securities.

Each purchaser or holder of a security, and each fiduciary who causes any entity to purchase or hold a security, shall be deemed to have represented and warranted, on each day such purchaser or holder holds such securities, that either (i) it is neither a Plan nor a Non-ERISA Arrangement and it is not purchasing or holding securities on behalf of or with the assets of any Plan or Non-ERISA arrangement; or (ii) its purchase, holding and subsequent disposition of such securities shall not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or any provision of Similar Law.

Fiduciaries of any Plans and Non-ERISA Arrangements should consult their own legal counsel before purchasing the securities. We also refer you to the portions of the prospectus addressing restrictions applicable under ERISA, the Code and Similar Law.

Each purchaser of a security will have exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the security does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Law. Nothing herein shall be construed as a representation that an investment in the securities would meet any or all of the relevant legal requirements with respect to investments by, or is appropriate for, Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

UNDERWRITING (CONFLICTS OF INTEREST)

Unless otherwise specified in the applicable pricing supplement, we will sell the securities to CSSU, acting as principal, at the discounts or concessions set forth in the applicable pricing supplement, for resale to one or more investors or other purchasers at the offering prices specified in the applicable pricing supplement. CSSU may offer the securities it has purchased as principal to other dealers. CSSU may sell securities to any dealer at a discount and, unless otherwise specified in the applicable pricing supplement, the discount allowed to any dealer will not be in excess of the discount to be received by CSSU from us. After the initial public offering of any securities, the public offering price, concession and discount of such securities may be changed.

Each issue of securities will be a new issue of securities with no established trading market. Unless otherwise specified in the applicable pricing supplement, CSSU intends to make a secondary market in the securities. Any of our broker-dealer subsidiaries or affiliates, including CSSU, may use the pricing supplement, together with this product supplement and the accompanying prospectus supplement and prospectus, in connection with the offers and sales of securities related to market-making transactions by and through our broker-dealer subsidiaries or affiliates, including CSSU, at negotiated prices related to prevailing market prices at the time of sale or otherwise. Any of our broker-dealer subsidiaries or affiliates, including CSSU, may act as principal or agent in such transactions. None of our broker-dealer subsidiaries or affiliates, including CSSU, has any obligation to make a market in the securities and any broker-dealer subsidiary or affiliate that does make a market in the securities may discontinue any market-making activities at any time without notice, at its sole discretion. No assurance can be given as to the liquidity of the trading market for the securities. Unless otherwise specified in the applicable pricing supplement, the securities will not be listed on a national securities exchange in the United States.

 We reserve the right to withdraw, cancel or modify the offer made hereby without notice.

CSSU is one of our wholly-owned subsidiaries. The net proceeds received from the sale of the securities will be used, in part, by CSSU or one of its affiliates in connection with hedging our obligations under the securities. The underwriting arrangements for any offering in which CSSU participates will comply with the requirements of FINRA Rule 5121 of FINRA regarding a FINRA member firm's distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, CSSU may not make sales in offerings of the securities to any of its discretionary accounts without the prior written approval of the customer.

We have agreed to indemnify CSSU against liabilities under the U.S. Securities Act of 1933, as amended, or contribute to payments that CSSU may be required to make in that respect. We have also agreed to reimburse CSSU for expenses.

In connection with the offering, CSSU may engage in stabilizing transactions and over-allotment transactions in accordance with Regulation M under the Exchange Act.

• Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

• Over-allotment involves sales by CSSU in excess of the principal amount of securities CSSU is obligated to purchase, which creates a short position. CSSU will close out any short position by purchasing securities in the open market.

These stabilizing transactions may have the effect of raising or maintaining the market prices of the securities or preventing or retarding a decline in the market prices of the securities. As a result, the prices of the securities may be higher than the prices that might otherwise exist in the open market.

CSSU and its affiliates have engaged and may in the future engage in commercial banking and investment banking and other transactions with us and our affiliates in the ordinary course of business.

In the United States, the securities may be offered for sale in those jurisdictions where it is lawful to make such offers.

CSSU has represented and agreed that it has not offered, sold or delivered and will not offer, sell or deliver any of the securities directly or indirectly, or distribute any pricing supplement or this product supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the securities, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that it will not impose any obligations on us.

No action has been or will be taken by us or CSSU that would permit a public offering of the securities or possession or distribution of the relevant underlying supplement, if applicable, this product supplement and the accompanying prospectus supplement and prospectus or any pricing supplement in any jurisdiction other than the United States.

Concurrently with the offering of the securities as described in this product supplement, we may issue other securities from time to time as described in the accompanying prospectus supplement and prospectus.

NOTICE TO INVESTORS

Argentina

The securities are not and will not be authorized by the Argentine Comisión Nacional de Valores for public offering in Argentina and may thus not be offered or sold to the public at large or to sectors or specific groups thereof by any means, including but not limited to personal offerings, written materials, advertisements or the media, in circumstances which constitute a public offering of securities under Argentine Law No. 17,811, as amended.

Uruguay

This is a private offering. The securities have not been, and will not be, registered with the Central Bank of Uruguay for public offer in Uruguay.

Brazil

Each purchaser of the securities will be required to represent and agree that it has not offered or sold, and will not offer or sell, any securities in Brazil, except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations. The securities have not been and will not be registered with the Brazilian Securities Commission (Comissão de Valores Mobiliários—CVM).

Mexico

The securities have not been, and will not be, registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission nor with the Mexican Stock Exchange and may not be offered or sold publicly in the United Mexican States. This product supplement and the accompanying pricing supplement, prospectus supplement and prospectus may not be publicly distributed in the United Mexican States.

Chile

NEITHER THE ISSUER NOR THE SECURITIES HAVE BEEN REGISTERED WITH THE SUPERINTENDENCIA DE VALORES Y SEGUROS PURSUANT TO LAW NO. 18.045, THE LEY DE MERCADO DE VALORES, AND REGULATIONS THEREUNDER. THIS PRODUCT SUPPLEMENT AND THE ACCOMPANYING PRICING SUPPLEMENT, PROSPECTUS SUPPLEMENT AND PROSPECTUS DO NOT CONSTITUTE AN OFFER OF, OR AN INVITATION TO SUBSCRIBE FOR OR PURCHASE, THE SECURITIES IN THE REPUBLIC OF CHILE, OTHER THAN TO INDIVIDUALLY IDENTIFIED BUYERS PURSUANT TO A PRIVATE OFFERING WITHIN THE MEANING OF ARTICLE 4 OF THE LEY DE MERCADO DE VALORES (AN OFFER THAT IS NOT “ADDRESSED TO THE PUBLIC AT LARGE OR TO A CERTAIN SECTOR OR SPECIFIC GROUP OF THE PUBLIC”).

European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of securities described in this product supplement may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to the securities that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities may be offered to the public in that relevant member state at any time:

• to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

• to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

• to fewer than 100 natural or legal persons (other than qualified investors as defined below) subject to obtaining the prior consent of the representatives for any such offer; or

• in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each purchaser of securities described in this product supplement located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

For purposes of this provision, the expression an “offer to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

The sellers of the securities have not authorized and do not authorize the making of any offer of securities through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the securities as contemplated in this product supplement. Accordingly, no purchaser of the securities, other than the underwriters, is authorized to make any further offer of the securities on behalf of the sellers or the underwriters.

Credit Suisse AG